Exhibit 99.1

MediaBin OSE Announcement – May 12, 2003.

MediaBin has entered into a letter of intent with a U.S. company regarding an acquisition of all outstanding shares in MediaBin against cash. The anticipated price per share is approximately 0.52 USD. In connection with the negotiations the potential acquirer will be allowed to conduct a detailed due diligence investigation of MediaBin. Since MediaBin is a U.S. company, the Norwegian Securities Trading Act’s provisions regarding mandatory offer obligation and voluntary offer in connection with a buy out (Chapter 4) will not apply if the transaction should be consummated.